Exhibit 10.1

KELLY SERVICES, INC.

SHORT-TERM INCENTIVE PLAN

Section 1 - Purposes.

This KELLY SERVICES, INC. SHORT-TERM INCENTIVE PLAN (the “Plan”) provides for annual incentive compensation payable in cash to those key officers and employees of the Company or any affiliated entity, who, from time to time, may be selected for participation. The Plan is intended to provide incentives and rewards for the contributions of such employees toward the successful achievement of the Company’s financial and business goals established for the current year.

Section 2 - Administration.

The Plan shall be administered by the Compensation Committee of the Board of Directors. The Committee shall have authority to make rules and adopt administrative procedures in connection with the Plan and shall have discretion to provide for situations or conditions not specifically provided for herein consistent with the overall purposes of the Plan.

Section 3 - Selection of Participants.

The Committee may delegate to the chief executive officer of the Company, if also a director, its authority to select those key officers and employees entitled to participate under the Plan each year. Approval of eligible participants may be made at any time during each award year.

Section 4 - Establishing Performance Objectives.

The Committee annually, during the first quarter of the year, shall establish one or more performance objectives which may consist of quantitatively measurable performance standards or qualitative performance standards, the achievement of which requires subjective assessment, or both. With respect to those senior executive officers determined by the Committee most likely to be named in the Summary Compensation Table of the Company’s proxy statement for the following year’s Annual Meeting of Stockholders (the “Named Officers”), the Committee shall apply the special provisions of Section 8. The Committee shall specify during the first quarter which, if any, types or categories of extraordinary, unusual, non-recurring or other items of gain or loss shall be excluded or otherwise not taken into account when actual corporate or divisional/departmental results are calculated.

Section 5 - Establishing Target Awards.

During the first quarter of each year the Committee shall establish a target award, expressed as a percentage of eligible salary for that year (annual base salary, excluding pay for disability, overtime, bonuses, sick pay and other reimbursements and allowances), for each officer or other employee selected to participate under the Plan. Individual participants may earn an award payout ranging from zero percent to the maximum percent of their target award that the Committee may set in place from time to time. The Committee shall also specify what portion of the target award, if any, is based on the achievement of the Company performance objective(s) and what portion or portions are based on the achievement of other objectives. The Committee will establish an award payout schedule based upon the extent to which the Company performance objective (or objectives) is or is not achieved or exceeded.

Section 6 - Determining Final Awards.

The Committee shall have discretion to adjust final awards up or down from the target award depending on (a) the extent to which the Company performance objective(s) is either exceeded or not met, and (b) the extent to which other objectives, e.g. subsidiary, division, department, unit or other performance objectives are attained. The Committee shall have full discretion to make other adjustments in final awards based on individual performance as it considers appropriate in the circumstances.

Section 7 – Windfalls and Catastrophic Losses

A Windfall is an excessively large potential payment for results not driven by participant actions (e.g., acquisitions, market reconfigurations, significant changes in the Company’s business) or due to inequities or errors in the Plan.

A Catastrophic Loss is a situation where incentive payments are unexpectedly reduced or eliminated due to business situations that were not foreseeable or preventable by participants (e.g. tornadoes, floods or other natural disasters, etc.).

If any situation is identified as a Windfall or Catastrophic Loss, participants will be notified if there is to be any adjustment in the calculation or payment; provided, however, that no award to a Named Officer may be increased pursuant to this Section 7.

Section 8 - Special Provisions Applicable to the Named Officers.

During the first quarter of each year the Committee shall consider the establishment of a Plan target award, expressed as a percentage of eligible salary, for each of the Named Officers.

The Committee shall next establish objective performance standards for the corporate and/or divisional/departmental portions of the awards, and determine what percentage of the target award, if any, will be based on each such objective performance standard.

The Committee will select one or a combination of the following as objective performance standards: pre-tax or after tax corporate earnings for the year or the equivalent of such amounts in basic or diluted earnings per share, sales, gross profit, earnings from operations, net operating profit after taxes above the cost of capital, market share, customer satisfaction, quality metrics, shareholder value and return on assets, investment or equity.

The Committee shall also specify during the first quarter which, if any, types or categories of extraordinary, unusual, non-recurring or other items of gain or loss shall be excluded or otherwise not taken into account when actual corporate or divisional/departmental results are calculated.

The Committee will finally establish an award payout schedule based upon the extent to which the objective performance standard(s) is or is not achieved or exceeded. The Committee retains the right in its discretion to reduce an award based on Company, divisional/departmental or individual performance, but will have no discretion to increase any award so calculated.

In addition to awards based on quantitatively determinable performance standards, the Committee may, in its discretion and acting in the best interests of the Company, set one or more other incentive goals for a portion or all of a Named Officer’s Plan award, the achievement of which need not be quantitatively determinable but, instead, may require subjective assessments of the quality of performance to which the goals relate (“qualitative performance standards”). If a qualitative performance standard is established with respect to a Named Officer’s Plan target award, the Committee shall specify at the time of the award what percentage of the total award will be based on that objective. The Committee will, however, have discretion to increase or decrease that portion of an award which does not qualify for the performance-based exclusion from the Section 162(m) cap on compensation deductibility.

In no event shall the total annual Plan award to a Named Officer, including the non-performance-based portion, exceed $2,000,000 a year.

Section 9 - Time of Distribution.

Distribution of awards shall be made as soon as practicable following the close of the year for which earned, but in no event later than March 1 of the year following the award year.

Section 10 - Forfeiture.

Until such time as the full amount of an award has been paid, a participant’s right to receive any unpaid amount shall be wholly contingent and shall be forfeited if, prior to payment, the participant is no longer in the employ of the Company, provided, however, that the Committee may in its discretion waive such condition of continued employment. A participant on an approved leave of absence as of the payment date is not eligible to receive payment of an award until the participant returns to active status. It shall be an overriding precondition to the payment of any award (a) that the participant not engage in any activity that, in the opinion of the Committee, is in competition with any activity of the Company or any affiliated entity or otherwise inimical to the best interests of the Company and (b) that the participant furnish the Committee with all such information confirming satisfaction of the foregoing condition as the Committee shall reasonably request. If the Committee makes a determination that a participant has engaged in any such competitive or otherwise inimical activity, such determination shall operate to immediately cancel all then unpaid award amounts.

Section 11 - Death.

Any award remaining unpaid, in whole or in part, at the death of a participant shall be paid to the participant’s legal representative or to a beneficiary designated by the participant in accord with rules established by the Committee.

Section 12 - No Right to Employment or Award.

No person shall have any claim or right to receive an award, and selection to participate in the Plan shall not confer upon any employee a right with respect to continued employment by the Company. Further the Company and each affiliated entity reaffirms its at-will relationship with its employees and expressly reserves the right at any time to dismiss a participant free from any liability or claim, except as provided under this Plan.

Section 13 - Amendment or Termination.

The Board of Directors of the Company reserves the right at any time to make any changes in the Plan as it may consider desirable or may discontinue or terminate the Plan at any time, except that Section 8 cannot be changed in anyway which would violate IRS regulations under Internal Revenue Code Section 162(m) without stockholder approval.